Exhibit 99.1

                  MediCor Ltd. Reports First Quarter Earnings
                      and Announces Strong Revenue Growth

    LAS VEGAS--(BUSINESS WIRE)--Nov. 16, 2004--MediCor Ltd. (OTCBB:MDCR) announced today its financial results for its first fiscal quarter ending Sept. 30, 2004.
    Sales for the first quarter of fiscal year 2005 were $6,143,059, an increase of 1,726% or $5,806,719 as compared to sales reported in the first quarter of fiscal year 2004. The significantly higher sales were driven by the acquisition of Eurosilicone SAS, which was completed on July 5, 2004.
    On a pro forma basis, sales for the quarter ending Sept. 30, 2004, increased about 30% or approximately $1.4 million over the comparable prior year quarter. Pro forma results are shown because MediCor's results include the substantial benefit from the acquisition of Eurosilicone, which was not part of MediCor's results in the prior year quarter.
    According to MediCor Chief Executive Officer Theodore R. Maloney, "While we are certainly pleased with first quarter 2005 results, we view them as illustrative of our larger global strategy to rapidly grow the business through the acquisition of companies and technologies that offer both significant market share growth potential and sustainable profitability for our shareholders. The Eurosilicone acquisition is the first in what we believe will be a series of strategic milestone announcements in the near future."
    MediCor Chief Financial Officer Thomas R. Moyes added, "The results mark the first full quarter of combined operations of Eurosilicone and MediCor. Eurosilicone has approximately 17% of the breast implant market outside the United States, where it competes predominantly with Inamed Corp. (NASDAQ: IMDC) and Mentor Corp. (NYSE:
MNT). We believe these results place MediCor in the position of the world's third largest manufacturer and distributor of breast implants worldwide."

    About MediCor

    MediCor acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Its products are sold worldwide to hospitals, surgery centers and physicians through primarily distributors and some direct sales personnel. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

    About Eurosilicone

    Eurosilicone, a wholly owned subsidiary of MediCor Ltd., develops, manufactures and markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel and inflatable saline-filled breast implants, with both round and anatomical shapes, and smooth or unique micro-textured surfaces. Eurosilicone also markets a line of external breast prostheses under the Maxima brand sold by its Europrotex division, available in six different shapes and a wide range of sizes. Eurosilicone also manufactures and markets a range of other silicone implants, including tissue expanders, testicular implants, gluteus implants, calf implants, nasal implants, malar implants and chin implants.

    Forward-Looking Statements

    Statements in this press release may involve forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding MediCor's future credit availability and growth plans. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties, including but not limited to external factors such as: clinical trials, government regulation, agreements with third-party manufacturers, product liability or other legal factors, capital markets and the ability to obtain additional financing, economic factors and changes in customer spending, and other factors over many of which management has no control. These forward-looking statements should be evaluated together with additional information about MediCor's business, markets, conditions and other risks and uncertainties, which could affect MediCor's future performance, which are contained in MediCor's Annual Report on Form 10-KSB for the year ended June 30, 2004, and its other filings with the Securities and Exchange Commission and available at the Securities and Exchange commission's Internet site (http://www.sec.gov), which are incorporated into this press release by reference. Actual results may vary materially because of risks and uncertainties. This press release speaks only as of its date, and MediCor disclaims any duty to update the information herein.



    CONTACT: MediCor, Las Vegas
             Marc S. Sperberg, 702-932-4560, ext. 308